Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of September 15, 2026, is entered into by and among Azure Energy, LLC, a Delaware limited liability company (the “Seller”), Azure Energy, S.R.L., a Costa Rica company (“Azure S.R.L.”) (solely for the purposes of Sections 2.09 and 3.02(c)), Algorhythm Holdings, Inc., a Delaware corporation (“Parent”), Azure Holdings, LLC, a Nevada limited liability company (the “Buyer”), and the other parties set forth on the signature page hereto.

Recitals

WHEREAS, Seller is engaged in the business of developing firm-capacity renewable energy infrastructure built around converting waste and biomass into clean, dispatchable power (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“2025 Financial Statements” has the meaning set forth in Section 4.04.

“Accounts Receivable” has the meaning set forth in Section 2.02(g).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.06.

“Ancillary Documents” means the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignment, the Option Agreement, the Certificate of Designation and the other agreements, instruments and documents required to be delivered at the Closing.

“Andre Employment Agreement” means that certain Amended and Restated Employment Agreement, dated July 22, 2026, by and between Alex Andre and Parent.

“Assigned Contracts” has the meaning set forth in Section 2.01(d).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Atkinson Employment Agreement” means that certain Second Amended and Restated Employment Agreement, dated July 22, 2026, by and between Gary Atkinson and Parent.

“Azure S.R.L.” has the meaning set forth in the preamble.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Basket” has the meaning set forth in Section 7.04(a).

“Benefit Plan” has the meaning set forth in Section 4.19(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Board of Directors” means the board of directors of Parent.

“Books and Records” has the meaning set forth in Section 2.01(m).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Business IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Business.

“Buyer” has the meaning set forth in the preamble.

“Certificate of Designation” means the certificate of designation for the Series B Preferred Stock in the form attached hereto as Exhibit A.

“Cap” has the meaning set forth in Section 7.04(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

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“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Current Assets” means the current assets of the Business only to the extent acquired pursuant to the terms of this Agreement.

“Current Liabilities” means the current liabilities of the Business only to the extent assumed pursuant to the terms of this Agreement.

“De Minimis Threshold” has the meaning set forth in Section 7.04(a).

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller, Parent and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Business or the Purchased Assets or as of: (a) the date of this Agreement; and (b) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

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“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Environmental Professional” means an individual licensed by a Governmental Authority to act on behalf of such Governmental Authority to oversee environmental site investigation and remediation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

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“Excluded Liabilities” has the meaning set forth in Section 2.04.

“FERC” has the meaning set forth in Section 4.17(a).

“Financial Statements” has the meaning set forth in Section 4.04.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 4.07(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, including Environmental Professionals (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls and per- and poly-fluoroalkyl substances (PFAS) and other emerging contaminants.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnifying Party” has the meaning set forth in Section 7.05.

“Insurance Policies” has the meaning set forth in Section 4.15.

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“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, domain name registration agreements, terms of service and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used or held for use in the conduct of the Business as currently conducted or proposed to be conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

“Intellectual Property Assignment” has the meaning set forth in Section 3.02(a)(iii).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Inventory” has the meaning set forth in Section 2.01(a).

“Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of Parent, Buyer or Seller, as applicable, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Leases” has the meaning set forth in Section 4.10(b).

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“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” means all Intellectual Property in which Seller holds any rights or interests granted by other Persons, including any of Seller’s Affiliates, that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive, consequential, incidental, special, exemplary or speculative damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Parent or Buyer; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disasters or acts of God; or (ix) any epidemics, pandemics, or disease outbreaks or any worsening thereof; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.07(a)(i).

“Material Customers” has the meaning set forth in Section 4.14(a).

“Material Suppliers” has the meaning set forth in Section 4.14(b).

“Non-Retained Individual” means any individual whom Buyer elects to not offer employment to or retain in connection with the transactions contemplated hereby.

“Option” has the meaning set forth in Section 2.09.

“Option Agreement” has the meaning set forth in Section 2.09.

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“Optionors” means Tangen Family Trust, a Washington trust, and 1979, FLP, a North Carolina limited partnership.

“Owned Real Property” has the meaning set forth in Section 4.10(a).

“Parent” has the meaning set forth in the preamble.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Parent Material Contract” has the meaning set forth in Section 5.16(a).

“Parent SEC Documents” has the meaning set forth in Section 5.08(a).

“Parent Subsidiaries” has the meaning set forth in Section 5.01.

“Parent Tangible Personal Property” has the meaning set forth in Section 5.15.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Platform Agreements” has the meaning set forth in Section 4.11(h).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Tax period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Purchaser Indemnitees” has the meaning set forth in Section 7.02.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

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“Restricted Business” means the business of developing, owning or operating firm-capacity renewable energy infrastructure that converts waste and biomass into dispatchable power, as conducted by the Business as of the Closing Date.

“Restricted Period” has the meaning set forth in Section 6.02(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.08(a).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” means all reports, schedules, forms, statements and other documents required to be filed or furnished by Parent with the SEC under applicable securities Laws.

“Securities” has the meaning set forth in Section 2.05.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble.

“Seller Board Designees” has the meaning set forth in Section 6.11.

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Seller Subsidiary” has the meaning set forth in Section 4.01.

“Series B Preferred Stock” means a new series of preferred stock of Parent that has the rights, preferences and privileges set forth in the Certificate of Designation.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements (including on a total return basis), or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers.

“Software” has the meaning set forth in the definition of Intellectual Property.

“Tangible Personal Property” has the meaning set forth in Section 2.01(d).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

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“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.05(a).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Union” has the meaning set forth in Section 4.21(b).

ARTICLE II

Purchase and Sale

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), that relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(b) all Contracts, including Intellectual Property Agreements, set forth on Section 2.01(d) of the Disclosure Schedules (the “Assigned Contracts”);

(c) all Intellectual Property Assets;

(d) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(e) all Owned Real Property and Leased Real Property;

(f) all Permits that are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, (i) Environmental Permits, (ii) Environmental Attributes, renewable energy credits, carbon credits, and similar environmental commodities, (iii) power purchase agreements, off-take contracts, interconnection agreements, and energy supply contracts, (iv) land rights, easements, rights-of-way, surface use agreements, and lease rights relating to project sites, and (v) those items listed on Section 4.17(b) and Section 4.18(b) of the Disclosure Schedules;

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(g) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(h) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(i) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(j) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(k) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”); and

(l) all goodwill and the going concern value of the Business.

Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) Contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the “Excluded Contracts”);

(b) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(c) all Benefit Plans and assets attributable thereto;

(d) the assets, properties and rights specifically set forth on Section 2.02(d) of the Disclosure Schedules;

(e) the rights that accrue or will accrue to Seller under this Agreement and the Ancillary Documents;

(f) cash and cash equivalents; and

(g) all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

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Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Balance Sheet Date or arose in the ordinary course of business consistent with past practice since the Balance Sheet Date;

(b) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing; and

(c) those Liabilities of Seller set forth on Section 2.03(c) of the Disclosure Schedules.

Section 2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities that they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller), or relating to the Business, the Purchased Assets or the Assumed Liabilities, for any Pre-Closing Tax Period, including (i) Taxes arising out of the transactions contemplated hereby or that are Seller’s responsibility under Section 6.08; or (ii) Taxes that become a Liability of Buyer by operation of contract or Law, including under any successor or transferee liability doctrine;

(c) any Liabilities relating to or arising out of the Excluded Assets;

(d) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e) any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(f) any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

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(g) any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(h) any trade accounts payable of Seller: (i) to the extent not accounted for on the Interim Balance Sheet; (ii) that constitute intercompany payables owing to Affiliates of Seller; (iii) that constitute debt, loans or credit facilities to financial institutions; or (iv) that did not arise in the ordinary course of business;

(i) any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that: (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(j) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 7.03 as Seller Indemnitees;

(k) any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements: (i) that are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) that do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(l) any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and

(m) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.05 Purchase Price. The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be an amount of Securities equal in value to Twenty-Three Million Dollars ($23,000,000) and shall consist of: (a) 4,076,312 shares of Common Stock (which is equal to 19.99% of the issued and outstanding shares of Common Stock as of September 14, 2026); and (b) 22,038 shares of Series B Preferred Stock (collectively, the “Securities”).

Section 2.06 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within thirty (30) days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within sixty (60) days following the Closing Date, such dispute shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants, other than Seller’s accountants or Buyer’s accountants, appointed by mutual agreement of Buyer and Seller, acting as experts and not arbitrators. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refunds) and information reports in a manner consistent with the Allocation Schedule.

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Section 2.07 Withholding Tax. Parent shall be entitled to deduct and withhold from the Purchase Price all Taxes that Parent may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.08 Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset may not be assigned to Buyer without the consent of another Person, this Agreement shall not constitute an agreement to assign the applicable Purchased Asset if an attempted assignment, without such consent, would constitute a breach thereof or be unlawful. If any such consent is not obtained, or if an attempted assignment would be ineffective or would impair Buyer’s rights under the applicable Purchased Asset such that Buyer would not receive the benefit of all such rights, then, following the Closing and at Seller’s expense, Seller shall, to the maximum extent permitted by Law and the applicable Purchased Asset, act as Buyer’s agent to obtain for Buyer the benefits thereunder, and shall cooperate with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

Section 2.09 Option. During the 36-month period following the Closing Date, Parent shall have the exclusive option (the “Option”), exercisable in Parent’s sole and absolute discretion, to acquire 79.0286% of the issued and outstanding equity securities of Azure S.R.L. from Optionors for an aggregate purchase price of Thirty Million Dollars ($30,000,000). Parent may pay up to fifty percent (50%) of such purchase price in cash, with the remainder payable in shares of Series B Preferred Stock. Parent shall determine the proportion of cash and Series B Preferred Stock in its sole discretion at the time the Option is exercised. The Option will be evidenced by an option agreement, substantially in form attached hereto as Exhibit B (the “Option Agreement”), to be entered into by and among Parent, Seller, Azure S.R.L. and Optionors at Closing.

ARTICLE III

Closing

Section 3.01 Closing. The consummation of the transactions contemplated herein (the “Closing”) shall occur simultaneously with the execution of this Agreement on the date hereof (the “Closing Date”) and shall take place remotely by electronic exchange of documents and signatures.

Section 3.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Parent and Buyer the following:

(i) a bill of sale in form and substance satisfactory to Buyer (the “Bill of Sale”) and duly executed by Seller, transferring the Tangible Personal Property to Buyer;

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(ii) an assignment and assumption agreement in form and substance satisfactory to Buyer (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) an assignment in form and substance satisfactory to Buyer (the “Intellectual Property Assignment”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(iv) a Limited Power of Attorney in the form attached hereto as Exhibit C, duly executed by Seller;

(v) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At Closing, Seller shall deliver to Parent and Optionors the following:

(i) the Option Agreement duly executed by Seller; and

(ii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(c) At Closing, Azure S.R.L. and Optionors shall deliver to Parent and Seller the following:

(i) the Option Agreement duly executed by Azure S.R.L and Optionors.

(ii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

(d) At the Closing, Buyer shall deliver to Seller the following:

(i) the Assignment and Assumption Agreement duly executed by Buyer;

(ii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

(e) At the Closing, Parent shall deliver to Seller the following:

(i) Certificates or a book entry statement evidencing the Securities;

(ii) the Certificate of Designation, duly executed by Buyer and filed, or ready to be filed, with the Secretary of State of Delaware;

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(iii) a certificate of the Secretary of Parent, dated as of the Closing Date, attaching true, correct and complete copies of the resolutions duly adopted by the board of directors of Parent (and any committee of disinterested and independent directors thereof) approving and authorizing this Agreement, the Ancillary Documents, the issuance of Securities by the Parent, and the post-Closing arrangements described herein, and certifying that (i) such resolutions were duly adopted at a time when a majority of the approving directors were disinterested and independent of Seller and its Affiliates, (ii) such resolutions have not been amended, modified or rescinded, and (iii) such resolutions remain in full force and effect as of the Closing Date; and

(iv) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

(f) At the Closing, Parent shall deliver to Seller, Azure S.R.L. and Optionors the following:

(i) the Option Agreement duly executed by Parent; and

(ii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

ARTICLE IV

Representations and warranties of seller

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Parent and Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof (unless such representation is made as of a specific date therein, in which case, such representation shall be accurate as of that specific date).

Section 4.01 Organization and Qualification of Seller. Seller (and each of Seller’s subsidiaries, if any (the “Seller Subsidiaries”)), has been duly incorporated, organized or formed and validly exists as a corporation or limited liability company in good standing under the Laws of its jurisdiction of incorporation, organization or formation (in the case of Seller, the State of Delaware). Each of Seller and the Seller Subsidiaries has all requisite power and authority to carry on its business as currently conducted and to own, lease and operate its properties. Each of Seller and the Seller Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation, partnership or limited liability company in each jurisdiction in which the character or location of its properties (owned, leased or licensed) or the nature or conduct of its business makes such qualification necessary, except, in each case, for those failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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Section 4.02 Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Seller is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is or will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Parent, Buyer and Azure S.R.L) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, limited liability company agreement or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 4.04 Financial Statements. True and complete copies of Seller’s: (a) unaudited balance sheet and income statement, each prepared on a cash basis, as of and for the year ended December 31, 2025 (collectively, the “2025 Financial Statements”), and (b) unaudited balance sheet and income statement, each prepared on a cash basis, as of and for the seven-month period ended July 31, 2026 (collectively, the “Interim Financial Statements” and together with the 2025 Financial Statements, the “Financial Statements”) are included in Section 4.04 of the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business at December 31, 2025 is referred to herein as the “Balance Sheet”. The balance sheet of the Business at July 31, 2026 is referred to herein as the “Interim Balance Sheet” and the date thereof is referred to herein as the “Balance Sheet Date”.

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Section 4.05 Undisclosed Liabilities. Except as set forth in Section 4.05 of the Disclosure Schedules, Seller has no Liabilities with respect to the Business, except: (a) those that are adequately reflected or reserved against in the Interim Balance Sheet as of the Balance Sheet Date, and (b) those that have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and that are not, individually or in the aggregate, material in amount.

Section 4.06 Absence of Certain Changes, Events and Conditions. Except as set forth in Section 4.06 of the Disclosure Schedules, since the Balance Sheet Date, the Business has been conducted in the ordinary course of business consistent with past practice, and there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) declaration or payment of any dividends or distributions on or in respect of any of Seller’s capital stock or redemption, purchase or acquisition of Seller’s capital stock;

(c) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(d) material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e) entry into any Contract that would constitute a Material Contract;

(f) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(g) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(h) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(i) transfer or assignment of or grant of any license or sublicense under or with respect to any material Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);

(j) abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Intellectual Property Assets;

(k) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(l) acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

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(m) material capital expenditures that would constitute an Assumed Liability;

(n) imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets;

(o) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law; (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed One Thousand Dollars ($1,000); or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

(p) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(q) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business; (ii) Benefit Plan; or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(r) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

(s) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(t) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of One Thousand Dollars ($1,000), individually (in the case of a lease, per annum) or Five Thousand Dollars ($5,000) in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice; or

(u) Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

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Section 4.07 Material Contracts.

(a) Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts: (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.10(a) of the Disclosure Schedules and all Intellectual Property Agreements set forth in Section 4.11(b) of the Disclosure Schedules, being “Material Contracts”):

(i) all Contracts involving aggregate consideration in excess of Ten Thousand Dollars ($10,000) and that, in each case, cannot be cancelled without penalty or without more than ninety (90) days’ notice;

(ii) all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and that are not cancellable without material penalty or without more than ninety (90) days’ notice;

(vii) except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(viii) all Contracts with any Governmental Authority (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) all joint venture, partnership or similar Contracts;

(xi) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii) all powers of attorney with respect to the Business or any Purchased Asset;

(xiii) all collective bargaining agreements or Contracts with any Union; and

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(xiv) all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b) Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against Seller and, to Seller’s Knowledge, the other party or parties thereto, in accordance with its terms. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

Section 4.08 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Section 4.08 of the Disclosure Schedules;

(b) liens for Taxes not yet due and payable;

(c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and that are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(d) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property that are not, individually or in the aggregate, material to the Business or the Purchased Assets, that do not prohibit or interfere with the current operation of any Real Property and that do not render title to any Real Property unmarketable; or

(e) other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.09 Condition and Sufficiency of Assets. Except as set forth in Section 4.09 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

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Section 4.10 Real Property.

(a) Section 4.10(a) of the Disclosure Schedules sets forth each parcel of real property owned by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”), including with respect to each property, the address location and use. Seller has delivered to Buyer copies of the deeds and other instruments (as recorded) by which Seller acquired such parcel of Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller with respect to such parcel. With respect to each parcel of Real Property:

(i) Seller has good and marketable fee simple title, free and clear of all Encumbrances, except: (A) Permitted Encumbrances; and (B) those Encumbrances set forth on Section 4.10(a)(i) of the Disclosure Schedules;

(ii) except as set forth on Section 4.10(a)(ii) of the Disclosure Schedules, Seller has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii) there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Section 4.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) Seller is not in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

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(iii) Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c) Seller has not received any written notice of: (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property; (ii) existing, pending or threatened condemnation proceedings affecting the Real Property; or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters that could reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

(d) The Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 4.11 Intellectual Property.

(a) Section 4.11(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all unregistered Trademarks included in the Intellectual Property Assets; (iii) all proprietary Software included in the Intellectual Property Assets; and (iv) all other Intellectual Property Assets that are used or held for use in the conduct of the Business as currently conducted or proposed to be conducted.

(b) Section 4.11(b) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Intellectual Property Agreements: (i) under which Seller is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset; (ii) under which Seller is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) that otherwise relate to Seller’s ownership or use of any Intellectual Property in the conduct of the Business as currently conducted or proposed to be conducted, in each case identifying the Intellectual Property covered by such Intellectual Property Agreement. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

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(c) Except as set forth in Section 4.11(c) of the Disclosure Schedules, Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted or as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Intellectual Property Assets and Licensed Intellectual Property are all of the Intellectual Property necessary to operate the Business as presently conducted or proposed to be conducted. Seller has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with Seller whereby such employee or independent contractor: (i) acknowledges Seller’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller; (ii) grants to Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under Applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. Seller has provided Buyer with true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect Seller’s ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, Buyer’s right to own or use any Intellectual Property Assets or Licensed Intellectual Property in the conduct of the Business as currently conducted and as proposed to be conducted. Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyer on the same terms as they were owned or available for use by Seller immediately prior to the Closing.

(e) All of the Intellectual Property Assets and Licensed Intellectual Property are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Seller has taken all reasonable and necessary steps to maintain and enforce the Intellectual Property Assets and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. Seller has provided Buyer with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Intellectual Property Registrations.

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(f) The conduct of the Business as currently and formerly conducted and as proposed to be conducted, including the use of the Intellectual Property Assets and Licensed Intellectual Property in connection therewith, and the products, processes, and services of the Business, have not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or Licensed Intellectual Property.

(g) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets or Licensed Intellectual Property; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. To Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets or Licensed Intellectual Property.

(h) Section 4.11(h) of the Seller Disclosure Schedules contains a correct, current, and complete list of all social media accounts used by Seller in the conduct of the Business. Seller has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services in the conduct of the Business (collectively, “Platform Agreements”). There are no Actions settled, pending, or threatened alleging: (i) any breach or other violation of any Platform Agreement by Seller; or (ii) defamation, any violation of publicity rights of any Person, or any other violation by Seller in connection with its use of social media in the conduct of the Business.

(i) All Business IT Systems are in good working condition and are sufficient for the operation of the Business as currently conducted and as proposed to be conducted. In the past 18 months, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Business IT Systems that has resulted or is reasonably likely to result in disruption or damage to the Business and that has not been remedied. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(j) Seller has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business. In the past 18 months, Seller has not: (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control; or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning Seller’s collection, use, processing, storage, transfer, and protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business, and to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

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Section 4.12 Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

Section 4.13 Accounts Receivable. The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the Balance Sheet Date: (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of the Business, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of the Business, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.14 Customers and Suppliers.

(a) Section 4.14(a) of the Disclosure Schedules sets forth with respect to the Business: (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to Ten Thousand Dollars ($10,000) during the current fiscal year or the most recent fiscal year (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 4.14(a) of the Disclosure Schedules, Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b) Section 4.14(b) of the Disclosure Schedules sets forth with respect to the Business: (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to Ten Thousand Dollars ($10,000) during the current fiscal year or the most recent fiscal year (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 4.14(b) of the Disclosure Schedules, Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

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Section 4.15 Insurance. Section 4.15 of the Disclosure Schedules sets forth: (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, business interruption, cyber, vehicular, fiduciary liability and other insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 1, 2026. Except as set forth on Section 4.15 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if not yet due, accrued. All the Insurance Policies: (a) are in full force and effect and enforceable in accordance with their applicable terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of all Insurance Policies have been provided to Buyer.

Section 4.16 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller: (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Section 4.16(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. Seller is in compliance with the terms of each Governmental Order set forth in Section 4.16(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.17 Compliance With Laws; Permits.

(a) Except as set forth in Section 4.17(a) of the Disclosure Schedules, Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including all applicable requirements of the Federal Energy Regulatory Commission (“FERC”), applicable state public utility commissions, and applicable environmental and energy regulatory authorities.

(b) All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to Seller that are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. Seller has complied and is now complying with the terms of all Permits listed on Section 4.17(b) of the Disclosure Schedules. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.

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Section 4.18 Environmental Matters.

(a) The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, that, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.18(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets, and all such Environmental Permits are in full force and effect in accordance with Environmental Law, and Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, Seller has undertaken all measures necessary to facilitate transferability of the same, and Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) None of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials in contravention of any Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business, and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material that could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

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(e) Section 4.18(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Business or the Purchased Assets.

(f) Section 4.18(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller and any predecessors in connection with the Business or the Purchased Assets as to which Seller may retain liability. None of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller.

(g) Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) Seller has provided or otherwise made available to Buyer and listed in Section 4.18(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business that are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i) To Seller’s Knowledge, there is not any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

(j) Seller owns and controls all Environmental Attributes (a complete and accurate list of which is set forth in Section 4.18(j) of the Disclosure Schedules) and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. Seller is not aware of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.

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Section 4.19 Employee Benefit Matters.

(a) Section 4.19(a) of the Disclosure Schedules contains a true and complete list of each benefit, pension, retirement, supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock, stock-based, change in control, retention, severance, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, welfare, dental, disability, life insurance, accidental death and dismemberment, fringe-benefit, and other similar agreement, plan, contract, policy, program, practice, or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, that is or has been established, maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any ERISA Affiliate has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Benefit Plan”). Seller has separately identified in Section 4.19(a) of the Disclosure Schedules each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by Seller primarily for the benefit of employees of the Business outside of the United States (each, a “Non-U.S. Benefit Plan”).

(b) With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following, as applicable: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification (or a copy of any pending application for a determination letter and any related correspondence from the Internal Revenue Service); (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, U.S. Department of Labor, U.S. Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan; (x) copies of current and prior Internal Revenue Service or Department of Labor audits or inquiries; (xi) Fidelity bond and fiduciary liability insurance policies; and (xii) any filings under any amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority, including the Employee Plans Compliance Resolution System, Voluntary Fiduciary Correction Program, or Delinquent Filer Voluntary Correction Program.

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(c) There has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. Neither Seller nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(d) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(e) Except as set forth in Section 4.19(e) of the Disclosure Schedules, neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay, any increase in severance pay, or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock or stock-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; (vi) result in payments under any Benefit Plans that would not be deductible under Section 162(m) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Seller has made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

Section 4.20 Employment Matters.

(a) Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 4.20(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees.

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(b) Except as set forth in Section 4.20(b) of the Disclosure Schedules, Seller is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and there has never been, any Union representing or purporting to represent any employee of Seller, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 4.20(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union.

(c) Seller is and has been in compliance in all material respects with the terms of the collective bargaining agreements and other Contracts listed on Section 4.20(b) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. Seller is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. Except as set forth in Section 4.20(c), there are no Actions against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

Section 4.21 Taxes. Except as set forth in Section 4.21 of the Disclosure Schedules:

(a) All Tax Returns with respect to the Business required to be filed by Seller for any Pre-Closing Tax Period have been timely filed. Such Tax Returns are true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been timely paid.

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(b) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e) Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(f) There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h) Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

Section 4.22 Related Party Transactions. Except as set forth on Section 4.23 of the Disclosure Schedules, there are no Contracts or other arrangements involving the Business in which Seller, its Affiliates, or any of its or their respective directors, officers, or employees or any immediate family members thereof is a party, has a financial interest, or otherwise owns or leases any Purchased Asset.

Section 4.23 Securities.

(a) Seller understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law. Seller is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law. Seller has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law.

(b) Seller is: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), (a)(8), (a)(9), (a)(12) or (a)(13) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Such Seller hereby represents that neither such Seller nor any of its Rule 506(d) Related Parties (as defined below) is a “bad actor” within the meaning of Rule 506(d) promulgated under the Securities Act. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean a person or entity covered by the “Bad Actor disqualification” provision of Rule 506(d) of the Securities Act.

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(c) Seller, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Seller is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(d) Seller understands that Parent files reports and other information with the Securities and Exchange Commission. Seller has had access to and has reviewed all documents, reports, records and other information relating to Parent and Buyer that Seller has deemed necessary for Seller to make an informed investment decision with respect to the Securities. Seller acknowledges that it has had the opportunity to ask representatives of Parent and Buyer questions and request additional information regarding the finances, operations, business and prospects of Parent and Buyer, that it has had any and all such questions and requests answered to its satisfaction, and that it understands the risks and other considerations relating to its investment in the Securities.

Section 4.24 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

Section 4.25 Full Disclosure. To Seller’s knowledge, no representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished to Parent or Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading in any material respect.

ARTICLE V

Representations and warranties of PARENT AND buyer

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Parent and Buyer represent and warrant to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01 Organization of Parent and Buyer. Each of Parent and Buyer (and each of Parent’s subsidiaries (the “Parent Subsidiaries”)) has been duly incorporated, organized or formed and validly exists as a corporation or limited liability company in good standing under the Laws of its jurisdiction of incorporation, organization or formation (in the case of Parent, the State of Delaware, and in the case of Buyer, the State of Nevada). Each of Parent, Buyer and the Parent Subsidiaries has all requisite power and authority to carry on its business as currently conducted and to own, lease and operate its properties. Each of Parent, Buyer and the Parent Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation, partnership or limited liability company in each jurisdiction in which the character or location of its properties (owned, leased or licensed) or the nature or conduct of its business makes such qualification necessary, except, in each case, for those failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, results of operations, condition (financial or otherwise) or assets of Parent.

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Section 5.02 Authority of Parent and Buyer. Parent and Buyer have full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer Parent and Buyer are or will be a party, to carry out their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent and Buyer of this Agreement and any Ancillary Document to which Parent and Buyer are or will be a party, the performance by Parent and Buyer of their respective obligations hereunder and thereunder and the consummation by Parent and Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Buyer, as applicable. This Agreement has been duly executed and delivered by Parent and Buyer, and (assuming due authorization, execution and delivery by Seller and Azure S.R.L.) this Agreement constitutes a legal, valid and binding obligation of Parent and Buyer enforceable against Parent and Buyer in accordance with its terms. When each Ancillary Document to which Parent and Buyer is or will be a party has been duly executed and delivered by Parent and Buyer (assuming due authorization, execution and delivery by each other party thereto), as applicable, such Ancillary Document will constitute a legal and binding obligation of Parent and Buyer, as applicable, and enforceable against Parent or Buyer, as applicable, in accordance with its terms.

Section 5.03 Board Approval; Disinterested Authorization. The Board of Directors of Parent (and, to the extent applicable, a committee of directors who are disinterested and independent of Seller and its Affiliates) has duly approved and authorized this Agreement, the Ancillary Documents, and each of the transactions and post-Closing arrangements contemplated hereby and thereby, including the issuance of Securities by the Parent, the Option, the indemnification provisions of ARTICLE VII, and any payment, reimbursement or setoff obligations running between Parent or Buyer, on the one hand, and Seller or its Affiliates, on the other hand, in each case at a time when a majority of the directors approving the same were disinterested and independent of Seller and its Affiliates. Such approvals (a) satisfy the requirements of Section 144 of the Delaware General Corporation Law, (b) comply with the relevant rules of The Nasdaq Stock Market (including Nasdaq Listing Rules 5605 and 5630) and Parent’s related-person transaction policy, and (c) have not been amended, modified, rescinded or withdrawn and remain in full force and effect. To Parent’s Knowledge, no director who approved the foregoing had a material financial or personal interest in Seller or its Affiliates at the time of such approval, other than as disclosed to and considered by the approving directors.

Section 5.04 No Conflicts; Consents. The execution, delivery and performance by Parent and Buyer of this Agreement and the Ancillary Documents to which they a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Buyer; or (c) except as set forth in Section 5.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Parent or Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents to which Parent or Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices that, in the aggregate, would not have a material adverse effect on the ability of Parent or Buyer to consummate the transactions contemplated hereby on a timely basis.

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Section 5.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent or Buyer.

Section 5.06 Capitalization.

(a) As of the date hereof, Parent has: (i) 800,000,000 shares of Common Stock authorized for issuance, of which 20,391,757 shares are issued and outstanding; and (ii) 1,000,000 shares of preferred stock authorized for issuance, of which 15,000 shares are designated as Series A Preferred Stock. Except as set forth in the SEC Reports, there are no issued, reserved for issuance or outstanding options, warrants, purchase rights, convertible securities or other rights or obligations of Parent to issue, deliver or sell any equity securities of Parent, and Parent has no obligation to repurchase, redeem or otherwise acquire any equity securities of Parent.

(b) As of the date hereof, Buyer has 1,000 membership units authorized for issuance, of which 100 units are issued and outstanding. There are no issued, reserved for issuance or outstanding options, warrants, purchase rights, convertible securities or other rights or obligations of Buyer to issue, deliver or sell any equity securities of Buyer, and Buyer has no obligation to repurchase, redeem or otherwise acquire any equity securities of Buyer.

Section 5.07 Valid Issuance. The shares of Common Stock and Series B Preferred Stock issuable hereunder, when issued in accordance with the terms of this Agreement and the Certificate of Designation, will be duly authorized, validly issued, fully paid and non-assessable, free of preemptive rights, and issued in compliance with applicable securities Laws.

Section 5.08 SEC Reports.

(a) Except as set forth in Section 5.08(a) of the Disclosure Schedules, Parent has filed with or furnished to the SEC on a timely basis all SEC Reports required to be filed or furnished by it since January 1, 2023, including true and complete copies thereof (all such documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then as of the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(b) The financial statements (including the related notes and schedules thereto) included or incorporated by reference in the Parent SEC Documents (i) have been prepared in a manner consistent with the books and records of Parent, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iv) fairly present in all material respects the consolidated financial position of Parent and the consolidated Parent Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount). Since January 1, 2023, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy, or applicable Law. The books and records of Parent have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements, and reflect only actual transactions.

(c) Parent maintains, and since January 1, 2023 has maintained, disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act that are reasonably designed and reasonably effective to ensure that all information (both financial and non-financial) relating to Parent and the Parent Subsidiaries required to be disclosed in Parent’s periodic reports under the Exchange Act is made known to Parent’s principal executive officer and principal financial officer by others within Parent or any of the Parent Subsidiaries, and that such information is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably sufficient (i) to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (B) that transactions are executed only in accordance with the authorization of management, and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets that could have a material effect on the financial statements, and (ii) such that all material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

Section 5.09 Nasdaq Listing.

(a) The Common Stock is listed for trading on The Nasdaq Stock Market (“Nasdaq”). Except as set forth in the Parent SEC Documents, Parent is, and since January 1, 2026 has been, in compliance with all applicable listing and maintenance requirements of Nasdaq.

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(b) The Parent SEC Documents contain a true and complete description of each notice or communication (whether written or, to Parent’s Knowledge, oral) received by Parent from Nasdaq since January 1, 2026 relating to any actual, alleged or potential deficiency, non-compliance, delisting, suspension or termination with respect to the listing of the Common Stock, including any minimum bid price deficiency and the applicable cure or compliance period relating thereto. Other than as so disclosed, Parent has not received any written notice that the Common Stock is being, or is threatened to be, delisted, suspended or terminated, and no delisting or suspension proceeding is pending or, to Parent’s Knowledge, threatened against Parent.

(c) Parent has not been advised in writing by Nasdaq that the transactions contemplated by this Agreement will be treated as a “reverse merger” under Nasdaq Listing Rule 5110(a) or otherwise require Parent to submit an initial listing application and satisfy the initial listing requirements of Nasdaq (including the initial listing bid price and other quantitative standards). No inquiry, submission, listing of additional shares notification, or written guidance has been exchanged between Parent and Nasdaq with respect to the transactions contemplated by this Agreement.

Section 5.10 No Integrated Offering. Neither Parent nor any of its Affiliates has taken any action, directly or indirectly, that would cause the issuance of the Securities contemplated hereby to be integrated with any other offering of securities that would require registration under the Securities Act. There is no other offering or sale of securities by Parent or any of its Affiliates that is required to be registered under the Securities Act that would be integrated with the offering of the Securities hereunder, and Parent has not made any offer or sale of securities that would cause such integration.

Section 5.11 Private Placement. Parent intends that the issuance of the Securities will be exempt from registration under Section 4(a)(2) of the Securities Act and, if applicable, Rule 506 of Regulation D. Parent has not taken any action that would cause the availability of that exemption to be impaired.

Section 5.12 Indebtedness. Except as set forth in the Parent SEC Documents, neither Parent nor any of the Parent Subsidiaries has any outstanding indebtedness for borrowed money or financing arrangements, including any convertible or exchangeable securities or instruments.

Section 5.13 Corporate Records. Since January 1, 2024, all proceedings of the board of directors of Parent, including all committees thereof, and of the stockholders of Parent, and all consents to actions taken thereby, are, in all material respects, accurately reflected in the minutes and records contained in the corporate minute books of Parent and made available to Seller. The stockholder ledger of Parent is true, correct and complete in all material respects.

Section 5.14 No Undisclosed Liabilities. As of the date of this Agreement, except as set forth in the Parent SEC Documents, there are no Liabilities of Parent or any of the Parent Subsidiaries, individually or in the aggregate, that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP, other than:

(a) Liabilities reflected or reserved against in the consolidated balance sheet of Parent and the consolidated Parent Subsidiaries as of December 31, 2025, or the footnotes thereto, set forth in the Parent SEC Documents;

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(b) Liabilities incurred since December 31, 2025 in the ordinary course of business (none of which is a Liability for tort, breach of contract or environmental Liability);

(c) Liabilities incurred in connection with, or as permitted or expressly contemplated by, this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby; and

(d) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, results of operations, condition (financial or otherwise) or assets of Parent.

Section 5.15 Properties; Title to Assets.

(a) All tangible personal property and interests therein, including computers and accessories, furniture, office equipment, communications equipment, automobiles and other equipment owned or leased by Parent or the Parent Subsidiaries (the “Parent Tangible Personal Property”) are, to Parent’s Knowledge, in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto, in each case in all material respects. All of the Parent Tangible Personal Property is located at the offices or properties of Parent or a Subsidiary.

(b) Parent or a Subsidiary has good, valid and marketable title in and to, or in the case of assets that are leased or licensed pursuant to Contracts, a valid leasehold interest or license in, or a right to use, all of the tangible assets reflected on Parent’s most recent balance sheet included in the Parent SEC Documents. No such tangible asset is subject to any Encumbrances.

Section 5.16 Parent Material Contracts.

(a) Each material Contract of Parent, as amended to date, that is currently in effect (each, a “Parent Material Contract” and collectively, the “Parent Material Contracts”) is (i) valid and binding on Parent or the applicable Parent Subsidiaries that are party thereto and, to Parent’s Knowledge, the counterparties thereto, (ii) in full force and effect, and (iii) enforceable by and against Parent and/or the Parent Subsidiaries that are a party thereto and, to Parent’s Knowledge, each counterparty thereto, except, in the case of this clause (iii), as enforceability may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws in effect that affect the enforcement of creditors’ rights generally, or (B) general principles of equity. Neither Parent nor the Parent Subsidiaries party thereto, nor, to Parent’s Knowledge, any other party to a Parent Material Contract, is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Parent Material Contract. None of Parent or the Parent Subsidiaries has assigned, delegated or otherwise transferred any of its rights or obligations under any Parent Material Contract, or granted any power of attorney with respect thereto (other than, in each case, to Parent or one or more of the Parent Subsidiaries).

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(b) Except as disclosed in the Parent SEC Documents, each of Parent and the Parent Subsidiaries is in compliance in all material respects with all covenants, including all financial covenants, in all Parent Material Contracts establishing or evidencing any indebtedness to which it is a party. The consummation of the transactions contemplated by this Agreement will not cause or result in any event of default under any Parent Material Contract establishing or evidencing any indebtedness, other than any such event of default that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, results of operations, condition (financial or otherwise) or assets of Parent.

Section 5.17 Sufficiency of Authorized Shares. Parent shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to this Agreement and the Ancillary Documents in such amount as may then be required to fulfill its obligations in full under this Agreement and the Ancillary Documents, including, without limitation, the maximum number of shares of Common Stock issuable upon conversion of all outstanding shares of Series B Preferred Stock.

Section 5.18 Legal Proceedings. Except as set forth in the Parent SEC Documents: (a) there are no Actions pending or, to Parent’s or the Buyer’s Knowledge, threatened against or by Parent or Buyer, any Subsidiary of Parent or any of their respective assets or properties that would, individually or in the aggregate, reasonably be expected to be material to Parent, Buyer and the Parent Subsidiaries, taken as a whole; (b) there are no Governmental Orders outstanding against Parent or any of the Parent Subsidiaries, or any of their respective assets or properties, that would, individually or in the aggregate, reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole; and (c) there is no Action pending or, to Parent’s or the Buyer’s Knowledge, threatened against or by Parent, Buyer or any of the Parent Subsidiaries that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Parent’s or the Buyer’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to, or serve as a basis for, any such Action.

Section 5.19 Taxes

(a) All Tax Returns required to be filed by Parent have been timely filed. Such Tax Returns are complete and correct in all material respects. All material Taxes due and owing by Parent have been timely paid.

(b) Parent has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other party, and has complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c) Except as would not be material to Parent, there are no Actions pending or, to Parent’s Knowledge, threatened by any Governmental Authority with respect to any Tax Liability of Parent.

(d) Parent has not waived any statute of limitations in respect of Taxes (other than as a result of any extension to file a Tax Return that is automatically granted) or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that is in effect as of the date hereof.

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(e) Parent is not party to any agreement relating to the allocation or sharing of Taxes, including any Tax indemnity agreement, other than customary commercial Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(f) Parent (i) has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or similar provision of local, state or non-U.S. Law), other than any affiliated group of which Parent is the common parent, or (ii) does not have any Liability for the Taxes of any Person (other than any of the Parent Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of local, state or non-U.S. Law), as a transferee or successor, or by contract, other than customary commercial Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(g) As of the date hereof, Parent has not received any written notice from a Governmental Authority in a jurisdiction where Parent does not file Tax Returns asserting that Parent is or may be subject to taxation by that jurisdiction.

(h) Parent does not file Tax Returns in any jurisdiction outside of the United States.

Section 5.20 Intellectual Property; Data Privacy and Security.

(a) Parent and each Subsidiary thereof (i) owns and possesses, free and clear of all Encumbrances, all right, title and interest in, or has a valid and enforceable written license or right to use, all Intellectual Property used by it in the operation of its business as presently conducted, and (ii) owns and possesses all right, title and interest in and to all Intellectual Property created or developed by or on behalf of, or otherwise under the direction or supervision of, its employees or independent contractors, relating to its business.

(b) There are no claims against Parent or any Subsidiary of Parent that were either made since January 1, 2023 or are presently pending, contesting the validity, use, ownership or enforceability of any Intellectual Property of Parent or the applicable Subsidiary, and, to Parent’s Knowledge, there is no reasonable basis for any such claim. Neither Parent nor any Subsidiary of Parent has infringed or misappropriated, and the operation of its business as currently conducted does not infringe or misappropriate, any registered Intellectual Property rights of other Persons. Neither Parent nor any of the Parent Subsidiaries has received any written notice regarding any of the foregoing (including any demand or offer to license any Intellectual Property rights from any other Person). To Parent’s Knowledge, no third party has infringed or misappropriated any Intellectual Property of Parent or any Subsidiary of Parent. The transactions contemplated by this Agreement will not impair the right, title or interest of Parent or any Subsidiary of Parent in and to its Intellectual Property, and all Intellectual Property of Parent and the Parent Subsidiaries will be owned or available for use by it immediately after the Closing on terms and conditions identical to those under which Parent or such Subsidiary owned or used such Intellectual Property immediately prior to the Closing. Parent and the Parent Subsidiaries have taken commercially reasonable steps to protect their Intellectual Property from infringement, misappropriation and unauthorized disclosure.

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(c) For the three years prior to the date hereof, neither Parent nor any of the Parent Subsidiaries has received any written notice of any actual or alleged breach of security (including theft and unauthorized use, access, collection, processing, storage, disposal, destruction, transfer, disclosure, interruption or modification by any Person) of (i) the systems, hardware, software, network or equipment of Parent or any such Subsidiary, including all information stored or contained therein or transmitted thereby, or (ii) any data in the possession or control of Parent or any Subsidiary of Parent about or from an individual that is protected by or subject to any data protection, privacy or security Law, including protected health information.

(d) Parent and each Subsidiary of Parent has complied in all material respects at all times during the three years prior to the date hereof with all applicable requirements of data protection Law, its own data protection principles, requests from data subjects for access to data held by it, and any Law relating to the registration of data users. Neither Parent nor any Subsidiary thereof has received any notification from a Governmental Authority regarding noncompliance with, or violation of, any data protection principles or Law. No Person has claimed any compensation from Parent or any Subsidiary thereof for the loss of, or unauthorized disclosure or transfer of, personal data, and no facts or circumstances exist that would reasonably be expected to give rise to any such claim. Neither Parent nor any Subsidiary of Parent has undergone any audit or regulatory inquiry from any Governmental Authority with respect to privacy or data security of personally identifiable information, and, to Parent’s Knowledge, neither Parent nor any Subsidiary of Parent is subject to any current inquiry from any Governmental Authority (including complaints from individuals submitted to such Governmental Authority) regarding the same. Parent has taken, and has caused each of the Parent Subsidiaries to take, commercially reasonable steps to preserve the availability, security and integrity of the information systems and the data and information stored thereon that are owned or exclusively controlled by Parent or any such Subsidiary. During the past three years, Parent has maintained, and has caused the Parent Subsidiaries to maintain, and each of Parent and the Parent Subsidiaries continues to maintain, safeguards, security measures and procedures to protect against the unauthorized access, destruction, loss or alteration of customer data or information (including any personally identifiable information) in their possession or control.

Section 5.21 Insurance. Parent and each Subsidiary of Parent maintains insurance with respect to its properties and its business against loss or damage of the kinds customarily insured against by companies engaged in the same or similar businesses as Parent or such Subsidiary, in such amounts as are commercially reasonable and customarily carried under similar circumstances by such other companies. All premiums for such insurance policies have been paid, and neither Parent nor any of the Parent Subsidiaries has received any written notice of cancellation, termination or non-renewal with respect to any such insurance policy. Neither Parent nor any Subsidiary thereof has received any written notice of denial or dispute of coverage for, and, to Parent’s Knowledge, no insurer has otherwise denied or disputed coverage for, any claim under an insurance policy where the current actual or potential liability of or loss to Parent or any Subsidiary of Parent may exceed $150,000 in the aggregate.

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Section 5.22 Environmental Laws. Each of Parent and each Subsidiary of Parent is, and since January 1, 2023 has been, in compliance in all material respects with all Environmental Laws, and there are no, and since January 1, 2023 there have not been any, Actions pending or, to Parent’s Knowledge, threatened against Parent or any Subsidiary of Parent alleging any failure to so comply. Neither Parent nor any Subsidiary of Parent has: (a) received any notice of any alleged claim, violation of, or liability under, any Environmental Law, or any claim of potential liability with regard to any Hazardous Material; (b) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material, arranged for the disposal, discharge, storage or release of any Hazardous Material, or exposed any employee or other individual or property to any Hazardous Material; or (c) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to Liabilities arising out of Environmental Laws or Hazardous Material activity. There are no Hazardous Materials in, on or under any properties currently or formerly owned, leased or used at any time by Parent or any Subsidiary of Parent.

Section 5.23 Affiliate Transactions. Except as described in the Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent or any of the Parent Subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Parent or any of the Parent Subsidiaries, on the other hand.

ARTICLE VI

COVENANTS

Section 6.01 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information that Seller is advised by its counsel in writing is legally required to be disclosed, provided, however, that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.02 Non-Competition; Non-Solicitation.

(a) For a period of two years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates other than Azure S.R.L. and its subsidiaries (the “Restricted Affiliates”) to, directly or indirectly: (i) engage in or assist others in engaging in the Restricted Business in the State of North Carolina, in which Business was actively conducted as of the Closing Date (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material client, customer, supplier or licensor of the Business, or any other Person who has a material business relationship with the Business, as of the Closing Date to terminate or modify any such relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group that controls, such Person and does not, directly or indirectly, own two-and-a-half percent (2.5%) or more of any class of securities of such Person.

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(b) During the Restricted Period, Seller shall not, and shall not permit any of its Restricted Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer or is or was employed in the Business during the Restricted Period, except pursuant to a general solicitation that is not directed specifically to any such employees; provided, however, that nothing in this Section 6.02(b) shall prevent Seller or any of its Affiliates from hiring: (i) any Non-Retained Individuals; (ii) any employee whose employment has been terminated by Buyer; or (iii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Seller acknowledges that a breach or threatened breach of this Section 6.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Seller acknowledges that the restrictions contained in this Section 6.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.02 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.03 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible: (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

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(b) Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 and Section 5.04 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure that is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 6.03 shall require, or be construed to require, Buyer or any of its Affiliates to agree to: (i) sell, hold, divest, discontinue or limit, after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests that, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the Ancillary Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

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Section 6.04 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) upon reasonable notice, afford Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller that relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.04 where such access would violate any Law.

Section 6.05 Public Announcements. Unless otherwise required by applicable Law, Seller shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media concerning the foregoing without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.06 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer, it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

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Section 6.07 Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five (5) Business Days after its receipt thereof.

Section 6.08 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer, and each party shall pay its respective share directly to the applicable Governmental Authority when due. The party required by applicable Law to file any Tax Return or other document with respect to such Transfer Taxes shall timely file the same, and the other party shall cooperate with respect thereto as necessary.

Section 6.09 Tax Clearance Certificates. If requested by Buyer, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 6.10 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

Section 6.11 Corporate Matters. Immediately after the Closing: (i) Parent shall terminate the employment of Gary Atkinson not-for-”Cause” (as such term is defined in the Atkinson Employment Agreement) pursuant to Section 5.2 of the Atkinson Employment Agreement; (ii) Parent shall terminate the employment of Alex Andre not-for-”Cause” (as such term is defined in the Andre Employment Agreement), pursuant to Section 5.2 of the Andre Employment Agreement; and (iii) Gary Atkinson will resign as a member of the Board of Directors. Prior to the Closing and subject to applicable Law, the Board of Directors shall take all actions reasonably necessary to cause, effective as of the Closing: (i) Parent to enter into an employment agreement with Andrew Thompson, in form and substance reasonably satisfactory to Parent and Andrew Thompson, pursuant to which Andrew Thompson shall be appointed to serve as the Chief Executive Officer of Parent; and (ii) two (2) directors nominated by Seller (the “Seller Board Designees”) to be appointed to the Board of Directors. Each Seller Board Designee shall serve from the Closing Date until his or her successor has been duly elected and qualified or until his or her earlier death, disability, resignation or removal.

Section 6.12 Seller Preservation Covenant. During the period commencing on the Closing Date and ending on the second (2nd) anniversary of the Closing Date (or, if later, the date on which all pending indemnification claims have been finally resolved), Seller shall not dissolve, liquidate or distribute all or substantially all of its assets unless Seller has first established a reserve reasonably expected to satisfy pending indemnification obligations or provided Buyer with a creditworthy guaranty.

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Section 6.13 Short Sales Prohibition. During the period commencing on the date hereof and ending on the earlier of (a) the six (6)-month anniversary of the Closing Date, and (b) the date on which all Securities held by Seller have been registered for resale under the Securities Act (such period, the “Lock-Up Period”), Seller covenants that neither it nor any Affiliate acting on its behalf or pursuant to any understanding with it will, directly or indirectly, execute any Short Sales of Parent’s securities. Upon expiration of the Lock-Up Period, this Section 6.13 shall be of no further force or effect.

ARTICLE VII

IndemnificatioN

Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall remain in full force and effect until the date that is two years from the Closing Date; provided, however, that the representations and warranties in: (i) Section 4.01, Section 4.02, Section 4.03, Section 4.24, Section 5.01, Section 5.02, Section 5.04 and Section 5.05 shall survive until the date that is six (6) years from the Closing Date; and (ii) Section 4.21 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein shall survive the Closing for the period explicitly specified therein or, if no period is specified, two (2) years from the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.02 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VII, from and after Closing, Seller shall indemnify and defend each of Parent and Buyer, and each of their respective Affiliates and Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability;

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(d) any Third-Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date; or

(e) any Losses arising out of (i) the failure of Seller to have obtained, on or prior to the Closing, any material Permit required under applicable energy Laws for the conduct of the Business, (ii) any interconnection agreement, power purchase agreement or off-take contract of the Business not being in full force and effect as of the Closing, or (iii) any material violation by Seller, on or prior to the Closing, of any FERC order or applicable state energy regulatory requirement, in each case of which Seller had Knowledge as of the Closing.

Section 7.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VII, from and after the Closing, Parent and Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Parent or Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Buyer pursuant to this Agreement; or

(c) any Assumed Liability.

Section 7.04 Certain Limitations. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a) Seller shall not be liable to the Purchaser Indemnitees for any individual or series of related Losses under Section 7.02(a) that do not exceed Twenty-Five Thousand Dollars ($25,000) (the “De Minimis Threshold”), and any such Losses shall not be counted toward the Basket. Seller shall not be liable to the Purchaser Indemnitees for indemnification under Section 7.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) exceeds Two Hundred Thirty Thousand Dollars ($230,000) (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 7.02(a) shall not exceed Two Million Three Hundred Thousand Dollars ($2,300,000), equal to ten percent (10%) of the Purchase Price (the “Cap”). For the avoidance of doubt, any Losses payable by Seller in respect of which the foregoing thresholds are satisfied shall be satisfied solely in accordance with the payment mechanics set forth in Section 7.06, including Seller’s right to satisfy such Losses by surrender of Securities and/or setoff.

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(b) Neither Parent nor Buyer shall be liable to the Seller Indemnitees for indemnification under Section 7.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.03(a) exceeds the Basket, in which event Parent and Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Parent and Buyer shall be liable pursuant to Section 7.03(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 7.04(a) and Section 7.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.03, Section 4.21, Section 4.24, Section 5.01, Section 5.02, Section 5.04 and Section 5.05. Notwithstanding the foregoing, no party shall be liable under this ARTICLE VII for punitive, consequential, incidental, special, exemplary or speculative damages, except to the extent such damages are actually awarded to a third party.

(d) For purposes of this ARTICLE VII, solely for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty. For the avoidance of doubt, all such materiality, Material Adverse Effect and similar qualifications shall be given full effect for purposes of calculating the amount of any Loss arising out of or resulting from any such inaccuracy or breach.

Section 7.05 Indemnification Procedures. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that: (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party: (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller, Parent and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.01) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

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(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.06 Payments.

(a) Satisfaction of Losses. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, the Indemnifying Party shall satisfy its obligations within thirty (30) Business Days of such agreement or final, non-appealable adjudication. Notwithstanding anything to the contrary in this Agreement, where Seller is the Indemnifying Party, Seller may elect, in its sole discretion, to satisfy any such obligation, in whole or in part, by any one or more of the following methods: (i) by surrendering to Parent that number of shares of Series B Preferred Stock and/or Common Stock (valued at the same per-share value ascribed to such Securities in determining the Purchase Price under Section 2.05) having an aggregate value equal to the Loss; (ii) by setoff against any amounts then or thereafter payable to Seller or its Affiliates under this Agreement; or (iii) by wire transfer of immediately available funds.

(b) Interest. Should the Indemnifying Party fail to satisfy any such obligation within the thirty (30) Business Day period (by any permitted method), any unpaid amount shall accrue interest from and including the date of agreement or final, non-appealable adjudication to but excluding the date of payment at a rate per annum equal to five percent (5%), calculated daily on the basis of a 365-day year and the actual number of days elapsed.

(c) Sole Recourse; No Liability for Parent Obligations. Any Losses payable to a Purchaser Indemnitee pursuant to this ARTICLE VII shall be satisfied by Seller solely in accordance with Section 7.02, and in no event shall Seller be liable for, or be required to indemnify any Purchaser Indemnitee against, any Liabilities or obligations of Parent, Buyer or any of their respective Affiliates (including any Liabilities of Parent arising prior to or after the Closing that do not constitute Excluded Liabilities).

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Section 7.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.08 Effect of Investigation and Knowledge. Notwithstanding anything to the contrary in this Agreement, no Indemnified Party shall be entitled to indemnification, payment or reimbursement for, and the Indemnifying Party shall have no liability with respect to, any Loss arising out of or relating to any inaccuracy in or breach of any representation, warranty, covenant or agreement to the extent that the Indemnified Party or any of its Representatives had actual knowledge of such inaccuracy or breach (or of the facts or circumstances giving rise thereto) on or prior to the Closing. For the avoidance of doubt, any matter disclosed in writing to, or otherwise within the actual knowledge of, the Indemnified Party or its Representatives on or prior to the Closing shall be deemed waived for purposes of the indemnification obligations under this ARTICLE VII.

Section 7.09 Exclusive Remedies. Subject to and except for Section 6.02 and Section 8.11, the parties acknowledge and agree that from and after the Closing Date their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, except with respect to Section 6.02 and Section 8.11, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VII. Nothing in this Section 7.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud or willful misconduct.

ARTICLE VIII

MiscellaneouS

Section 8.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not any Closing shall have occurred.

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Section 8.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient: or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller, Azure S.R.L. or the Optionors:	Azure Energy, LLC 2459 Wilkinson Blvd, Suite 120-C Charlotte, NC 28208 E-mail: [_______________] Attention: Andrew Thompson

with a copy to:	Manatt, Phelps & Phillips, LLP Times Square Tower 7 Times Square, 23rd Floor New York, NY 10036 E-mail: MOgurick@manatt.com Attention: Matthew Ogurick, Esq.

If to Parent or Buyer:	Algorhythm Holdings, Inc. 6301 NW 5th Way, Suite 2900 Fort Lauderdale, FL 33309 E-mail: [_______________] Attention: Gary Atkinson, Chief Executive Officer

with a copy to:	Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 26th Floor New York, NY 10036 E-mail: gischenzia@srfc.law Attention: Gregory Sichenzia, Esq.

Section 8.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Section 8.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.02(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.08 No Third-Party Beneficiaries. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction).

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(b) Submission to Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF NORTH CAROLINA (CHARLOTTE DIVISION) OR THE SUPERIOR COURT OF THE STATE OF NORTH CAROLINA (INCLUDING THE NORTH CAROLINA BUSINESS COURT), AND THE APPELLATE COURTS THEREFROM, IN EACH CASE SITTING IN MECKLENBURG COUNTY, NORTH CAROLINA. EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).

Section 8.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers/representatives.

ALGORHYTHM HOLDINGS, INC.

By:	/s/ Gary Atkinson
Name:	Gary Atkinson
Title:	Chief Executive Officer

AZURE HOLDINGS, LLC

By:	/s/ Gary Atkinson
Name:	Gary Atkinson
Title:	Chief Executive Officer

AZURE ENERGY, LLC

By:	/s/ Andrew Thompson
Name:	Andrew Thompson
Title:	Managing Partner

Solely for the purposes of Section 2.09 and 3.02(c):

AZURE ENERGY, S.R.L.

By:	/s/ Kevin Tangen
Name:	Kevin S. Tangen
Title:	President

TANGEN FAMILY TRUST

By:	/s/ Kevin Tangen
Name:	Kevin Tangen
Title:	Authorized Signatory

1979, FLP

By:	/s/ Andrew Thompson
Name:	Andrew Thompson
Title:	Authorized Signatory

[Signature Page to Asset Purchase Agreement]

56

EXHIBIT A

Form of Certificate of Designation of Series B Preferred Stock

EXHIBIT B

Form of Option Agreement

EXHIBIT C

FORM OF LIMITED POWER OF ATTORNEY